                              Prospectus Supplement
                     (To Prospectus Dated June 11, 1999 and
       the Prospectus Supplements Dated February 18, 2000, March 14, 2000,
                March 30, 2000, June 16, 2000, and June 30, 2000)

                                  $850,000,000

                                  CITRIX LOGO

            Zero Coupon Convertible Subordinated Debentures Due 2019

                                -----------------

       This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. In particular, this prospectus supplement amends the prospectus supplements dated February 18, 2000, March 14, 2000, March 30, 2000, June 16, 2000 and June 30, 2000 to make a technical correction to the Number of Conversion Shares That May Be Sold to account for a two-for-one stock split in the form of a 100% dividend payable on February 16, 2000.

The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                    PRINCIPAL AMOUNT AT
                                                   MATURITY OF DEBENTURES         PERCENTAGE OF          NUMBER OF
                                                BENEFICIALLY OWNED THAT MAY        DEBENTURES        CONVERSION SHARES
           NAME                                          BE SOLD                  OUTSTANDING        THAT MAY BE SOLD
           ----                                          -------                  -----------        ----------------

Allstate Insurance Company                                                                                 21,091

Credit Suisse First Boston Corporation                                                                    140,612

Credit Suisse First Boston Corporation                                                                      7,593

Deutsche Bank Securities Inc.                                                                             284,036

Goldman Sachs and Company                                                                                     281

Lazard Freres d Cie - Paris                                                                                14,061

Lehman Brothers Inc.                                                                                        3,515

SG Cowen Securities                                                                                       140,612

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           The Date Of This Prospectus Supplement Is August 3, 2000.